Exhibit 10.3

DISTILLER’S GRAIN MARKETING AGREEMENT

THIS DISTILLER’S GRAIN MARKETING AGREEMENT (the “Agreement”), is entered into effective as of 3-20-07_, 20  07, by Akron Riverview Corn Processors, LLC, an Iowa Limited Liability Company (“Seller”), and Commodity Specialist Company, a Delaware Corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell and Buyer desires to purchase the Distiller’s Dried Grains with Solubles (“DDGS”) (hereinafter DDGS is sometimes referred to as the “Products”) output of the ethanol production plant which Seller owns in Akron, Iowa and which is to be shipped by railcar; and

WHEREAS, Seller and Buyer wish to agree in advance of the sale and purchase of the Products to the price formula, payment, delivery and other terms thereof in consideration of the mutually promised performance of the other;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed:

1.             BUYER PERFORMANCE.  Buyer agrees to perform the services that it provides for Seller in a professional and competent manner.

2.             PURCHASE AND SALE.  Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the entire bulk feed grade DDGS output from the Plant which is to be shipped by railcar, subject to all terms and conditions set forth in this Agreement.  Buyer shall label all Products that are sold by Buyer and shall register all labels with the states where such Products are sold. All DDGS that is to be shipped by any method other than railcar shall be sold by Seller and Buyer shall have no responsibility with respect to such DDGS.

3.             TRADE RULES.  All purchases and sales made hereunder shall be governed by the Feed Trade Rules of the National Grain and Feed Association unless otherwise specified.  Said Trade Rules, a copy of which is appended hereto as Exhibit A, shall, to the extent applicable, be a part of this Agreement as if fully set forth herein.

4.             TERM AND TERMINATION.

A.            The initial term of this Agreement shall be for one year commencing as of substantial completion and start-up of production of the Plant (the “Effective Date”).  Start-up is anticipated to occur in 2008.  Unless earlier terminated in accordance with this

Agreement, this Agreement shall be automatically renewed for successive one (1) year terms thereafter unless either party gives written notice to the other party of its election not to renew not later than 60 days prior to the expiration of the then current term.

B.            In the event that during the term of this Agreement, or any renewal thereof, Seller materially changes the quality of the Products produced at the Plant through the application of new technology and equipment, either Seller or Buyer shall have the right to terminate this Agreement upon 60 days notice. Notwithstanding such termination, Seller shall remain liable to provide Products to Buyer in sufficient quantities, either through the Plant or buying such product, to honor any sales contract that Buyer may have to which Seller has consented.

5.             DELIVERY AND TITLE.

A.  The place of delivery for all Products sold pursuant to this Agreement shall be FOB Plant.  Buyer and Buyer’s agents shall be given access to Seller’s Plant in a manner and at all times reasonably necessary and convenient for Buyer to take delivery as provided herein.  Buyer shall schedule the loading and shipping of all outbound Products purchased hereunder which is shipped by rail.  All labor and equipment necessary to load rail cars shall be supplied by Seller without charge to Buyer.  Seller agrees to handle all Products in a good and workmanlike manner in accordance with Buyer’s reasonable requirements and in accordance with normal industry practice.  Seller shall maintain the rail loading facilities in safe operating condition in accordance with normal industry standards.

B.  Seller shall be responsible at all times for the quantity, quality and condition of any Products in storage at the Plant. Seller shall not be responsible for the quantity, quality and condition of any of Products stored by Buyer at locations other than the Plant.

C.  Buyer shall give to Seller a schedule of quantities of the Products to be removed by rail with sufficient advance notice reasonably to allow Seller to provide the required services.  Seller shall provide the labor, equipment and facilities necessary to meet Buyer’s loading schedule and, except for any consequential or indirect damages, shall be responsible for Buyer’s actual costs or damages resulting from Seller’s failure to do so.  Buyer shall order and supply rail cars as scheduled for rail shipments.  All freight charges shall be the responsibility of Buyer and shall be billed directly to Buyer.

D.  Buyer shall provide loading orders as necessary to permit Seller to maintain Seller’s usual production schedule, provided, however, that Buyer shall not be responsible for failure to schedule removal of the DDGS unless Seller shall have provided to Buyer production schedules as follows:  Five (5) days prior to the beginning of each calendar month during the term hereof, Seller shall provide to Buyer a tentative schedule for production in the next calendar month which is to be shipped by railcar.  Seller shall inform Buyer daily of inventory and production status. For purposes of this paragraph, notification will be sufficient if made by e-mail or facsimile as follows:

If to Buyer, to the attention of Steve Markham, Facsimile number 612-330-9894 or email to smarkham@csc-world.com, and

If to Seller, to the attention of Steve Galles, Facsimile number 712-376-2815 or email to steve.galles@littlesiouxcornprocessors.com,

Or to such other representatives of Buyer and Seller as they may designate to the other in writing.

E.  Title, risk of loss and full shipping responsibility shall pass to Buyer upon loading the DDGS into rail cars and delivering to Buyer of the bill of lading for each such shipment.

6.             PRICE AND PAYMENT

A.  Buyer agrees to pay Seller as follows:  for all Products removed by Buyer from the Plant a price equal to ninety eight (98%) of the FOB Plant price actually received by Buyer from its customers, with 2% to be retained by Buyer as its service fee, provided, however, that Buyer’s service fee shall not be less $1.50 per ton nor shall it exceed $2.00 per ton.  The calculation on the minimum and maximum fee payable to Buyer shall be made with respect to each weekly payment and will not be carried over to any subsequent payments. By way of illustration, if the 2% to be retained by Buyer for any given week is less than $1.50 per ton, the fee to be retained by Buyer shall then be $1.50 per ton.  If in subsequent weeks the 2% is greater than $1.50 but less than $2.00, the fee shall be the 2%.  Conversely, if the 2% for any period exceeds $2.00, the fee shall then be $2.00 per ton. If in subsequent weeks the 2% is less than $2.00 but greater than $1.50, the fee shall be the 2%.  For purposes of this provision, the FOB Plant price shall be the actual sale price, less all freight costs incurred by Buyer in delivering the Product to its customer.

B.            Buyer agrees that it shall not sell Products for delivery without the prior oral or written consent of Seller.  Buyer agrees to use commercially reasonable efforts to achieve the highest resale price available under prevailing market conditions.  Seller’s sole and exclusive remedy for breach of Buyer’s obligations hereunder shall be to terminate this Agreement. Buyer shall collect all applicable state tonnage taxes on Products sold by Buyer and shall remit to the appropriate governmental agency.

B.  Within ten (10) days following receipt of certified weight certificates, which certificates shall be presented to Buyer each Thursday for all shipments during the preceding week, Buyer shall pay Seller the full price, determined pursuant to paragraph 6(A) above, for all properly documented shipments.  Buyer agrees to maintain accurate sales records and to provide such records to Seller upon request.  Seller shall have the option to audit Buyer’s sales invoices at any time during normal business hours and during the term of this Agreement.  If any such audit reveals a deficiency in payment due Seller, Buyer shall immediately pay Seller the amount of such deficiency plus interest calculated from the date such payment should have been made at the prime rate then in effect as represented in the Wall Street Journal.

7.             QUANTITY AND WEIGHTS.

A.  It is understood that the output of Products shall be determined by Seller’s production schedule and that no warranty or representation has been made by Seller as to the exact quantities of Products to be sold pursuant to this Agreement.

B.  The quantity of Products delivered to Buyer from Seller’s Plant shall be established by weight certificates obtained from scale at the Plant which is certified as of the time of weighing and which complies with all applicable laws, rules and regulations or in the event that the scale at the Plant is inoperable then at other scales which are certified as of the time of weighing and which comply with all applicable laws, rules and regulations. The outbound weight certificates shall be determinative of the quantity of Products for which Buyer is obligated to pay pursuant to Section 6.

8.             QUALITY.

A.  Seller understands that Buyer intends to sell the Products purchased from Seller as a primary animal feed ingredient and that said Products are subject to minimum quality standards for such use.  Seller agrees and warrants that the Products produced at its Plant and delivered to Buyer will comply with current industry standards in the feed trade.

B.  Seller warrants that all Products, unless the parties agree otherwise, sold to Buyer hereunder shall, at the time of delivery to Buyer, conform to the following minimum quality standard:

	Protein		Fat		Fiber		Moisture		Ash
	Min	Max	Min	Max	Min	Max	Min	Max	Min	Max
DDGS	25		9			15		12		6

The standard for DDGS will be determined on an “as is” basis rather than a dry weight basis. Minimum quality standards for Solubles shall be agreed upon by the parties at a subsequent date.  Buyer may amend the foregoing minimum quality standard upon 90 days written notice to Seller; provided, however, such amended minimum quality standards are acceptable under current industry standards in the feed trade industry at the time of amendment.

C.  Payment of invoice does not waive Buyer’s rights if goods do not comply with terms or specifications of this Agreement. Unless otherwise agreed between the parties to this Agreement, and in addition to other remedies permitted by law, the Buyer may, without obligation to pay, reject either before or after delivery, any of the Products which when inspected or used fail in a material way to conform to this Agreement.  Should any of the Products be seized or condemned by any federal or state department or agency for any reason except noncompliance by Buyer with applicable federal or state requirements, such seizure or condemnation shall operate as a rejection by Buyer of the goods seized or condemned and Buyer shall not be obligated to offer any defense in connection with the seizure or condemnation. When rejection occurs before or after delivery, at its option, Buyer may:

(1) Dispose of the rejected goods after first offering Seller a reasonable opportunity of examining and taking possession thereof, if the condition of the goods reasonably appears to Buyer to permit such delay in making disposition; or

(2) Dispose of the rejected goods in any manner directed by Seller which Buyer can accomplish without violation of applicable laws, rules, regulations or property rights; or

(3) If Buyer has no available means of disposal of rejected goods and Seller fails to direct Buyer to dispose of it as provided herein, Buyer may return the rejected goods to Seller, upon which event Buyer’s obligations with respect to said rejected goods shall be deemed fulfilled.  Title and risk of loss shall pass to Seller promptly upon rejection by Buyer.

(4) Seller shall reimburse Buyer for all costs reasonably incurred by Buyer in storing, transporting, returning and disposing of the rejected goods. Buyer shall have no obligation to pay Seller for rejected goods and may deduct reasonable costs and expenses to be reimbursed by Seller from amounts otherwise owed by Buyer to Seller.

(5) If Seller produces Products which comply with the warranty in Section C above but which do not meet applicable industry standards, Buyer agrees to purchase such Products for resale but makes no representation or warranty as to the price at which such Products can be sold.  If the Products deviates so severely from industry standard as to be unsalable, then it shall be disposed of in the manner provided for rejected goods in Section C above.

D.  If Seller knows or reasonably suspects that any of the Products produced at its Plant are adulterated or misbranded, or outside of industry quality standards, Seller shall promptly so notify Buyer so that such Products can be tested before entering interstate commerce.  If Buyer knows or reasonably suspects that any of the Products produced by Seller at its Plant are adulterated, misbranded or outside of industry quality standards, then Buyer may obtain independent laboratory tests of the affected goods. If such goods are tested and found to comply with all warranties made by Seller herein, then Buyer shall pay all testing costs; and if the goods are found not to comply with such warranties, Seller will pay all testing costs.

9.             RETENTION OF SAMPLES.  Seller will take an origin sample of Products from each rail car before it leaves the Plant using standard sampling methodology.  Seller will label these samples to indicate the date of shipment and the  railcar number involved.  Seller will also retain the samples and labeling information for no less than  one year.

10.           INSURANCE.

A.  Seller warrants to Buyer that all employees engaged in the removal of the Products from Seller’s Plant shall be covered as required by law by worker’s compensation and unemployment compensation insurance.

B.  Seller agrees to maintain throughout every term of this Agreement comprehensive general liability insurance, including product liability coverage, with combined single limits of not less than $2,000,000.  Seller’s policies of comprehensive general liability insurance shall be endorsed to require at least thirty (30) days advance notice to Buyer prior to the effective date of any decrease in or cancellation of coverage.  Seller shall cause Buyer to be named as an additional insured on Seller’s insurance policy and shall provide a certificate of insurance to Buyer to establish the coverage maintained by Seller not later than fourteen (14) days prior to completion and start-up of production of the Plant.

C.  Buyer agrees to carry such insurance on its vehicles operating on Seller’s property as Seller reasonably deems appropriate.  The parties acknowledge that Buyer may elect to self insure its vehicles.  Upon request, Buyer shall provide certificate of insurance to Seller to establish the coverage maintained by Buyer.

D.  Notwithstanding the foregoing, nothing herein shall be construed to constitute a waiver by either party of claims, causes of action or other rights which either party may have or hereafter acquire against the other for damage or injury to its agents, employees, invitees, property, equipment or inventory, or third party claims against the other for damage or injury to other persons or the property of others.

11.           REPRESENTATIONS AND WARRANTIES

A.  Seller represents and warrants that all of the Products delivered to Buyer shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and may lawfully be introduced into interstate commerce pursuant to the provisions of the Act.  Seller further warrants that the Products shall fully comply with any applicable state laws governing quality, naming and labeling of product.  Payment of invoice shall not constitute a waiver by Buyer of Buyer’s rights as to goods which do not comply with this Agreement or with applicable laws and regulations.  EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR

FITNNESS FOR A PARTICULAR PURPOSE.

B.  Seller represents and warrants that the Products delivered to Buyer shall be free and clear of liens and encumbrances.

12.           EVENTS OF DEFAULT.  The occurrence of any of the following shall be an event of default under this Agreement:  (1) failure of either party to make payment to the other when due; (2) default by either party in the performance of the covenants and agreements set forth in this Agreement; (3) if either party shall become insolvent, or make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets, or be adjudicated bankrupt, or file a petition in bankruptcy, or apply to a court for the appointment of a receiver for any of its assets or properties with or without consent, and such receiver shall not be discharged within sixty (60) days following appointment.

13.           REMEDIES.  Upon the happening of an Event of Default, the parties hereto shall have all remedies available under applicable law with respect to a Event of Default by the other party.  Without limiting the foregoing, the parties shall have the following remedies whether in addition to or as one of the remedies otherwise available to them; (1) to declare all amounts owed immediately due and payable; and (2) immediately to terminate this Agreement effective upon receipt by the party in default of the notice of termination, provided, however, the parties shall be allowed 10 days from the date of receipt of notice of default for to cure any default. Notwithstanding any other provision of this Agreement, Buyer may offset against amounts otherwise owed to Seller the price of any product which fails to conform to any requirements of this Agreement.

14.           FORCE MAJEURE.  Neither Seller nor Buyer will be liable to the other for any failure or delay in the performance of any obligation under this Agreement due to events beyond its reasonable control, including, but not limited to, fire, storm, flood, earthquake, explosion, act of the public enemy, riots, civil disorders, sabotage, strikes, lockouts, labor disputes, labor shortages, war stoppages or slowdowns initiated by labor, transportation embargoes, failure or shortage of materials, acts of God, or acts or regulations or priorities of the federal, state or local government or branches or agencies thereof.

15.           INDEMNIFICATION.

A.  Seller shall indemnify, defend and hold Buyer and its officers, directors, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees), costs, claims, demands, that Buyer or its officers, directors, employees or agents may suffer, sustain or become subject to, or as a result of (i) any misrepresentation or breach of warranty, covenant or agreement of Seller contained herein or (ii) the Seller’s negligence or willful misconduct.

B.  Buyer shall indemnify, defend and hold Seller and its officer, directors, employees and agents harmless, from any and all losses, liabilities, damages, expenses

(including reasonable attorneys’ fees), costs, claims, demands, that Seller or its officers, directors, employees or agents may suffer, sustain or become subject to, or as a result of (i) any misrepresentation or breach of warranty, covenant or agreement of Buyer contained herein or (ii) the Buyer’s negligence or willful misconduct.

C.  Where such personal injury, death or loss of or damage to property is the result of negligence on the part of both Seller and Buyer, each party’s duty of indemnification shall be in proportion to the percentage of that party’s negligence or faults.

D.  Seller acknowledges that in order to maximize the total revenue to be generated through the sale of the Products, Buyer may take positions by selling Products in anticipation of Seller providing the Products provided the Seller has given verbal or written consent.  Notwithstanding the fact that Seller’s obligation is to provide Buyer with the output of the Plant the parties acknowledge that Buyer may suffer losses as a result of positions taken by Buyer if Seller discontinues operations for any reason whatsoever including Force Majeure.  Therefore, Seller shall indemnify, defend and hold Buyer and its officers, directors, employees and agents harmless from any and all losses, liabilities, damages, expenses (including reasonable attorney’s fees), costs, claims, demands that Buyer or its officers, directors, employees, or agents may suffer, sustain or become subject to as a result of any sale or purchase of Products taken by Buyer in anticipation of Seller delivering the Porducts hereunder, provided Buyer has taken commercially reasonable steps to avoid the loss.  Seller shall not be liable for any loss resulting from Seller discontinuing operations related to a position taken by Buyer for deliverywithout the consent of Seller.

16.           GOVERNMENTAL ACTION.  The parties recognize that the value of the Products could change as a result of various governmental programs, be they foreign or domestic.  In the event that a significant value change of the Products as a result of any such governmental program, Buyer may request re-negotiation of the contract price for the Products by providing written notice to Seller.  Buyer shall be required to demonstrate that the value of the Products has significantly changed in the market.  Should such a change take place, the parties agree to negotiate, in good faith, a revised sale price for the Products.  If, after a good faith effort, the parties are unable to agree on a new price within the 90 day period immediately following notice to the other party, then in such event and notwithstanding the other provisions hereof, Buyer may terminate this Agreement upon 90 days prior written notice.

17.           RELATIONSHIP OF PARTIES.  This Agreement creates no relationship other than that of buyer and seller between the parties hereto.  Specifically, there is no agency, partnership, joint venture or other joint or mutual enterprise or undertaking created hereby.  Nothing contained in this Agreement authorizes one party to act for or on behalf of the other and neither party is entitled to commissions from the other.

18.           MISCELLANEOUS.

A.  This writing is intended by the parties as a final expression of their agreement and a complete and exclusive statement of the terms thereof.

B.  No course of prior dealings between the parties and no usage of trade, except where expressly incorporated by reference, shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement.

C.  Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature or the performance and an opportunity to make objection.

D.  No representations, understandings or agreements have been made or relied upon in the making of this Agreement other than as specifically set forth herein.

E.  This Agreement can only be modified by a writing signed by all of the parties or their duly authorized agents.

F.  The paragraph headings herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

G.  This Agreement shall be construed and performed in accordance with the laws of the State of Iowa.

H.  The respective rights, obligations and liabilities of the parties under this Agreement are not assignable or delegable without the prior written consent of the other party.

I.  Notice shall be deemed to have been given to the party to whom it is addressed ninety-six (96) hours after it is deposited in certified U.S. mail, postage prepaid, return receipt requested, addressed as follows:

Buyer:	Commodity Specialist Company
310 Grain Exchange Bldg.
400 South Fourth Street
Minneapolis, Minnesota 55415
ATTN: Steve J. Markham

Seller:	Akron Riverview Corn Processors, LLC
4808 F. Avenue
Marcus, Iowa 51035
ATTN: Steve Roe

Copy To:	Amy Piepmeier, Esq.
Brown, Winick, Graves, Gross

Baskerville and Schoenbaum, PLC
Suite 2000 Ruan Center
666 Grand Avenue
Des Moines, Iowa 50309

IN WITNESS THEREOF, the parties have caused this Agreement to be executed the day and year first above written.

COMMODITY SPECIALISTS COMPANY

By	/s/ Philip Nindau
Title	Co-President

AKRON RIVERVIEW CORN PROCESSORS, LLC

By	/s/ Stephen G. Roe
Title	President